EXHIBIT 99.1

VASCO Reports Results for Fourth Quarter and Full-Year 2007

Revenues increased 24% over fourth quarter and 58% over full-year 2006. Operating income decreased 10% over fourth quarter and increased 63% over full-year 2006. Financial results for the periods ended December 31, 2007 and guidance for full-year 2008 to be discussed on conference call today at 8:00 a.m. E.S.T.

OAKBROOK TERRACE, Ill., and ZURICH, Switzerland, February 21, 2008—VASCO Data Security International, Inc. (Nasdaq: VDSI) ( www.vasco.com), today reported financial results for the fourth quarter and full-year ended December 31, 2007.

Revenues for the fourth quarter of 2007 increased 24% to $31.2 million from $25.2 million in 2006 and, for the full-year 2007, increased 58% to $120.0 million from $76.1 million in 2006.

Net income available to common shareholders for the fourth quarter of 2007 was $3.3 million, or $0.09 per diluted share and compares to $5.1 million, or $0.13 per diluted share in 2006. Net income available to common shareholders for the full-year 2007 was $21.0 million, or $0.55 per diluted share compared to income of $12.6 million, or $0.33 per diluted share in 2006.

Financial Highlights:

•

Gross profit was $20.9 million or 67% of revenue for the fourth quarter and $79.1 million or 66% of revenue for the full-year 2007. Gross profit was $17.6 million or 70% of revenue for the fourth quarter and $51.7 million or 68% of revenue for the full-year 2006.

•

Operating expenses for the fourth quarter and full-year 2007 were $14.6 million and $48.2 million, respectively, an increase of 38% from $10.6 million reported for the fourth quarter 2006 and an increase of 47% from $32.8 million reported for the full-year 2006. Operating expenses for the fourth quarter and full-year 2007 included $0.7 million and $2.2 million, respectively, related to stock-based incentives. Operating expenses for the fourth quarter and full-year 2006 included $0.4 million and $1.6 million, respectively, related to stock-based incentives.

•

Operating income for the fourth quarter and full-year 2007 was $6.3 million and $30.9 million, respectively, a decrease of $0.7 million, or 10%, from $7.0 million reported for the fourth quarter of 2006 and an increase of $12.0 million, or 63%, from the $18.9 million reported for the full-year 2006. Operating income as a percentage of revenue for the fourth quarter and full-year 2007 was 20.3% and 25.7%, respectively, compared to 27.8% and 24.9% for the comparable periods in 2006.

•

Earnings before interest, taxes, depreciation and amortization was $7.0 million and $33.5 million for the fourth quarter and for the full-year 2007, respectively, a decrease of 8% from $7.6 million reported for the fourth quarter of 2006 and an increase of 69% from $19.8 million reported for the full-year 2006.

•

Net cash balances, total cash and cash equivalents less bank borrowings, at December 31, 2007 totaled $38.8 million compared to $36.7 million and $12.6 million at September 30, 2007 and December 31, 2006, respectively.

Operational and Other Highlights:

•

VASCO won 651 new customers in Q4 2007 (66 banks and 585 Enterprise Security customers) and 2,509 for full-year 2007. Year-to-date new customers include 379 new banks and 2,130 Enterprise Security customers.

•	RBC Centura to use VASCO’s VACMAN Controller & Digipass GO6 for corporate banking

•	VASCO expands aXs GUARD product offering to include the aXs GUARD Authentication appliance

•	VASCO introduces UK banking market card readers, the Digipass 830 and “Speaking” Digipass 840, both of which are APACS compliant

•	VASCO launches ultra-portable Digipass 270

•	VASCO opens subsidiary in Brazil

•	VASCO named among Top 100 providers of financial technology by American Banker and Financial Insights (“FinTech 100”)

•	Fortis wins VASCO’s Market Vision Award for the Benelux

Guidance for full-year 2008:

VASCO is providing guidance for the full-year 2008 as follows:

•	Revenue growth of 25% to 35% for the full-year 2008 over full-year 2007,

•	Gross margins as a percentage of revenue for full-year 2008 are projected to be in the range of 60% to 68%, and

•	Operating margins as a percentage of revenue for full-year 2008 are projected to be in the range of 20% to 25%.

“Overall, 2007 was the most successful year in VASCO’s history. Results for 2007 fell within the Company’s annual guidance for revenue, gross margin, and operating margin that we reaffirmed on October 25th, 2007. We are very proud of our performance for 2007, particularly the year over year revenue growth of 58% coupled with operating income of 26% of revenue,” stated T. Kendall Hunt, Chairman & CEO. “VASCO’s management, however, was not happy with its results in the 4th quarter of 2007 as three relatively large transactions moved from the 4th quarter of 2007 into 2008. None of these delays was connected with the sub-prime loan problems, which are so visible today, and none of these orders was lost, just delayed for various reasons. The timing differences notwithstanding, as evidenced by our 2008 guidance, we believe that we have the right products and strategies for today’s market and are very comfortable with our long-term growth prospects.”

“The results for the quarter and full year reflect our continued investment in our infrastructure and our evolution into a more software-centric company, both of which, we believe, will benefit VASCO in the longer term. Deferred revenues increased by $2.1 million, or more than 50%, from the end of the third quarter and by $4.0 million from the prior year end. Demand for our products and solutions is strong worldwide and we expect growth to accelerate in the second half of 2008,” said Jan Valcke, VASCO’s President and COO. “For 2008, we plan on improving our business mix by reinforcing our banking vertical market and investing aggressively in our Enterprise Security, E-commerce and E-government markets. We believe strongly that our Full Option, All-Terrain strategy will lead us further on the path to worldwide leadership in authentication.”

Cliff Bown, Executive Vice President and CFO added, “Our balance sheet continues to improve as a result of the strong operating performance. Our net cash balance increased $2.1 million or 6% and our working capital increased $5.8 million or 12% from September 30, 2007, respectively. For the full year, our net cash balance increased $26.2 million or 208% and our working capital increased $30.4 million or 138% from December 31, 2006, respectively. Days Sales Outstanding (DSO) in net accounts receivable increased to approximately 76 days at December 31, 2007 from 55 days at September 30, 2007 due in large part to the significant amount of shipments in the month of December. DSO at December 31, 2006 was 72 days.”

Conference Call Details

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, February 21, 2008, at 8:00 a.m. EST—14:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s Results for the Fourth Quarter and Full-year 2007.

To participate in this Conference Call, please dial one of the following numbers:

USA/Canada: +1 888 862 3356

International: +1 973 582 2700

And mention access code number 35702161 or mention VASCO to be connected to the Conference Call.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day.

VASCO Data Security International, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Net revenues	$31,157	$25,153	$119,980	$76,062
Cost of goods sold	10,229	7,548	40,868	24,359

Gross profit	20,928	17,605	79,112	51,703

Operating costs:
Sales and marketing	8,188	6,469	27,181	19,482
Research and development	2,887	1,905	9,440	5,529
General and administrative	3,267	1,993	10,569	7,157
Amortization of intangible assets	268	254	1,029	593

Total operating costs	14,610	10,621	48,219	32,761

Operating income	6,318	6,984	30,893	18,942
Impairment of investment in Secured Services, Inc.	—	—	—	(600)
Interest income	150	105	479	121
Other income (expense), net	(50)	43	(384)	178

Income before income taxes	6,418	7,132	30,988	18,641
Provision for income taxes	3,145	2,036	10,025	6,054

Net income	3,273	5,096	20,963	12,587

Net income per common share
Basic	$0.09	$0.14	$0.57	$0.35

Diluted	$0.09	$0.13	$0.55	$0.33

Weighted average common shares outstanding:
Basic	37,055	36,347	36,879	36,230

Diluted	38,430	37,954	38,258	37,765

VASCO Data Security International, Inc.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$38,833	$14,768
Accounts receivable, net of allowances for doubtful accounts	25,721	19,617
Inventories	7,076	4,275
Prepaid expenses	1,712	1,295
Deferred income taxes	476	375
Foreign sales tax receivable	4,919	967
Other current assets	180	23

Total current assets	78,917	41,320
Property and equipment, net	2,140	1,422
Intangible assets, net	2,295	3,013
Goodwill	14,319	12,685
Other assets, net of accumulated amortization	3,005	4,206

Total assets	$100,676	$62,646

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,757	$7,579
Bank borrowings	—	2,154
Deferred revenue	5,608	2,081
Accrued wages and payroll taxes	5,330	3,176
Income taxes payable	4,008	1,396
Other accrued expenses	3,776	2,876

Total current liabilities	26,479	19,262
Deferred warranty reserves	309	302
Deferred compensation	1,281	356
Deferred revenue	457	—
Deferred tax liability	611	520

Total liabilities	29,137	20,440

Stockholders’ equity:
Common stock	37	37
Additional paid-in capital	64,734	61,251
Accumulated earnings (deficit)	565	(20,398)
Accumulated other comprehensive income (loss)—cumulative translation adjustment	6,203	1,316

Total stockholders’ equity	71,539	42,206

Total liabilities and stockholders’ equity	$100,676	$62,646

Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) to net income:

In Thousands

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
EBITDA	$7,009	$7,571	$33,513	$19,762
Interest income	150	105	479	121
Provision for income taxes	(3,145)	(2,036)	(10,025)	(6,054)
Depreciation and amortization	(741)	(544)	(3,004)	(1,242)

Net income	$3,273	$5,096	$20,963	$12,587

EBITDA is a non-GAAP financial measure within the meaning of applicable U.S. Securities and Exchange Commission rules and regulations. We use EBITDA as a measure of performance, a simplified tool for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not need to consider the impact of those items on our competitors’ results.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, which will be filed as part of our annual report on Form 10-K, provides the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

About VASCO: VASCO is a leading supplier of strong authentication and e-signature solutions and services specializing in Internet Security applications and transactions. VASCO has positioned itself as a global software company for Internet Security serving a customer base of close to 6,500 companies in more than 100 countries, including approximately 1,000 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.

Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects,” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to our public filings with the U.S. Securities and Exchange Commission for further information regarding VASCO and our operations.

For more information contact:

Jochem Binst, +32 2 609 97 40, jbinst@vasco.com